Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2014 RESULTS

Company Generates Record Earnings

LINCOLN, Nebraska (May 6, 2014) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the first quarter of 2014.

●	Net New Sales $3.3 million
●	Total Contract Value $99.4 million
●	Revenue up 5% to $26.0 million
●	Net Income of $5.5 million, up 22%

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “Even given our planned investment in Customer Connect and revenue at 98% of plan, the Company’s combined earnings per share grew 22%.”

Revenue for the quarter ended March 31, 2014, was $26.0 million, compared to $24.9 million for the same quarter in 2013. Net income for the quarter ended March 31, 2014, was $5.5 million, compared to $4.5 million for the quarter ended March 31, 2013. Diluted earnings per share increased to $0.13 for Class A shares and $0.77 for Class B shares for the quarter ended March 31, 2014, from diluted earnings per share of $0.11 for Class A shares and $0.64 for Class B shares for the quarter ended March 31, 2013. Combined diluted earnings per share (a non-GAAP measure) increased to $0.22 for the quarter ended March 31, 2014, from $0.18 for the first quarter of 2013.

Regarding first quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “We achieved significant improvement in our net income margin, growing from 18% in the first quarter of 2013 to 21% in 2014. From a revenue standpoint, we continue to see strong double-digit growth in our Acute Care Patient Experience (14%), Market Insights (14%) and Connect (42%) offerings.”

NRC Announces First Quarter 2014 Results

May 6, 2014

A listen-only simulcast of National Research Corporation’s 2014 first quarter conference call will be available online at http://www.media-server.com/m/p/nrcn5mas on May 7, 2014, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 33 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces First Quarter 2014 Results

May 6, 2014

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2014	2013

Revenue	$26,030	$24,906

Operating expenses:
Direct	10,329	10,246
Selling, general and administrative	6,366	6,493
Depreciation and amortization	935	950
Total operating expenses	17,630	17,689

Operating income	8,400	7,217

Other income (expense):
Interest income	17	19
Interest expense	(81)	(117)
Other, net	7	14

Total other expense	(57)	(84)

Income before income taxes	8,343	7,133

Provision for income taxes	2,890	2,663

Net income	$5,453	$4,470

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.13	$0.11
Class B	$0.79	$0.65
Diluted Earnings Per Share:
Class A	$0.13	$0.11
Class B	$0.77	$0.64

Weighted average shares and share equivalents outstanding
Class A - basic	20,742	20,669
Class B - basic	3,469	3,445
Class A - diluted	21,134	21,063
Class B - diluted	3,541	3,511

NRC Announces First Quarter 2014 Results

May 6, 2014

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	Mar. 31,	Dec. 31,
	2014	2014
ASSETS
Current Assets:
Cash and cash equivalents	$26,453	$22,092
Accounts receivable, net	12,046	11,043
Income taxes receivable	237	265
Other current assets	3,539	3,074
Total current assets	42,275	36,474

Property and equipment, net	11,725	11,898
Goodwill	57,499	57,593
Other, net	4,778	5,031
Total Assets	$116,277	$110,996

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,559	$3,230
Deferred revenue	14,740	13,885
Accrued compensation	3,366	4,319
Notes payable	2,273	2,256
Total current liabilities	23,938	23,690

Non-current liabilities	15,020	15,551

Total Liabilities	38,958	39,241

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,372,186 in 2014 and 25,285,029 in 2013, outstanding 20,808,304 in 2014 and 20,768,784 in 2013	25	25
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,234,643 in 2014 and 4,220,117 in 2013, outstanding 3,480,217 in 2014 and 3,467,410 in 2013	4	4
Additional paid-in capital	43,614	42,192
Retained earnings	63,495	58,042
Accumulated other comprehensive income (loss)	(103)	302
Treasury stock	(29,716)	(28,810)
Total shareholder’s equity	77,319	71,755
Total liabilities and shareholders’ equity	$116,277	$110,996

NRC Announces First Quarter 2014 Results

May 6, 2014

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended March 31,
	2014	2013
Combined Earnings Per Share
Basic Earnings Per Share	$0.23	$0.19
Diluted Earnings Per Share	$0.22	$0.18

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,211	24,114
Combined - Diluted	24,675	24,574

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